UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Marshall, Charles
   Grosvenor PH-B
   6001 Pelican Bay Boulevard
   Naples,, FL  34108
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Sundstrand Corporation
   SNS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   November 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |09/16/|J(1)|V|23.0265           |A  |$59.0625   |                   |      |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/16/|J(1)|V|8.8997            |A  |$59.0625   |                   |      |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/25/|M   | |1,000             |A  |$23.78125  |                   |      |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/25/|M   | |500               |A  |$26.65625  |12,623.9622        |D     |---                        |
                           |97    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Nonqual Stock|$23.781.|11/25|M   | |1,000      |D  |(2)  |08/01|Common Stock|1,000  |---    |            |   |            |
 Option (Right to Buy)|25      |/97  |    | |           |   |     |/04  |            |       |       |            |   |            |
w/Tandem Tax Withholdi|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ng Right              |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Nonqual Stock|$26.6562|11/25|M   | |500        |D  |(2)  |04/18|Common Stock|500    | ---   |6,500(2)    |D  |---         |
 Option (Right to Buy)|5       |/97  |    | |           |   |     |/05  |            |       |       |            |   |            |
w/Tandem Tax Withholdi|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ng Right              |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1)Acquired by Reporting Person pursuant to dividend reinvestment under Sundstrand Corporation's Dividend
Reinvestment
Plan.
(2)Previous awards to Reporting Person of options to buy Common Stock under the Company's Nonemployee
Director Stock Option Plan in transaction exempt under Rule 16b-3d. Of the 6,500 stock options held by the Reporting Person, 500 will become exercisable on each of August 1, 1998, and August 1, 1999, all with an exercise price of $23.78125; 500 will become exercisable on each of April 18, 1998, April 18, 1999, and April 18,
2000, all with an exercise price of $26.65625; 500 will become exercisable on each of April 16, 1998, April 16,
1999, April 16, 2000, and April 16, 2001, all with an exercise price of $35.6875; and 500 will become exercisable on each of April 15, 1999, April 15, 2000, April 15, 2001, and April 15, 2002,
all with an exercise price of
$45.125. All of the nonexercisable stock options, in the event of a "Change in Control" as defined in the Plan, may become immediately exercisable unless specifically prohibited by the terms of applicable law.
SIGNATURE OF REPORTING PERSON
Charles Marshall